LSB INDUSTRIES, INC.
(the Company)

AND

UMB BANK, n.a.

(Rights Agent)

RENEWED RIGHTS AGREEMENT

Dated as of December 2, 2008

TABLE OF CONTENTS

                                                                                                     Page

Section 1.	Certain Definitions	4

Section 2.	Appointment of Rights Agent	13

Section 3.	Issue of Right Certificates	14

Section 4.	Form of Right Certificates	17

Section 5.	Countersignature and Registration	18

Section 6.	Transfer, Split Up, Combination and Exchange of Right Certificates; Mutilated, Destroyed, Lost or Stolen Right Certificates	19

Section 7.	Exercise of Rights; Purchase Price; Expiration Date of Rights	20

Section 8.	Cancellation and Destruction of Right Certificates	23

Section 9.	Availability of Preferred Shares	23

Section 10.	Preferred Shares Record Date	25

Section 11.	Adjustment of Purchase Price, Number of Shares or Number of Rights	26

Section 12.	Certificate of Adjusted Purchase Price or Number of Shares	39

Section 13.	Consolidation, Merger or Sale or Transfer of Assets or Earning Power	40

Section 14.	Fractional Rights and Fractional Shares	43

Section 15.	Rights of Action	45

Section 16.	Agreement of Right Holders	46

Section 17.	Right Certificate Holder Not Deemed a Stockholder	47

Section 18.	Concerning the Rights Agent	47

Section 19.	Merger or Consolidation or Change of Name of Rights Agent	48

Section 20.	Duties of Rights Agent	49

Section 21.	Change of Rights Agent	52

Section 22.	Issuance of New Right Certificates	54

Section 23.	Redemption	54

Section 24.	Exchange	56

Section 25.	Notice of Certain Events	58

Section 26.	Notices	59

Section 27.	Supplements and Amendments	60

Section 28.	Successors	61

Section 29.	Determinations and Actions by the Board of the Company	61

Section 30.	Benefits of this Agreement	62

Section 31.	Severability	62

Section 32.	Governing Law	62

Section 33.	Counterparts	62

Section 34.	Descriptive Headings	63

Section 35.	Effective Date	63

Signatures	63

Exhibit A	- Certificate of Designations for Series 4 Junior Participating Class C Preferred Stock

Exhibit B	- Form of Right Certificate

Exhibit C	- Summary of Rights to Purchase Preferred Shares

ii

RENEWED RIGHTS AGREEMENT

This RENEWED RIGHTS AGREEMENT, dated as of the 2nd day of December, 2008, between LSB INDUSTRIES, INC., a Delaware corporation (the “Company”), and UMB BANK, n.a. (the “Rights Agent”), with such being effective as of the close of business on January 5, 2009 (the “Effective Date”).

WITNESSETH

WHEREAS, on February 17, 1989, the Board of Directors of the Company (the “Board of the Company”) adopted the original preferred share rights plan of the Company (“Original Rights Plan”), and executed a Rights Agreement with the Liberty National Bank & Trust Company of Oklahoma (a predecessor to Bank One, N.A.), as the rights agent (the “1989 Agreement”);

WHEREAS, the Original Rights Plan was scheduled to expire during February 1999;

WHEREAS, on January 6, 1999, the Board of the Company adopted an amended and renewed preferred share purchase rights plan by executing a new Renewed Rights Agreement between the Company and Bank One, N.A., as rights agent (the “Existing Rights Plan”); and

WHEREAS, the Existing Rights Plan is scheduled to expire on January 5, 2009 (“Existing Rights Plan Expiration Date”); and

WHEREAS, the Board of the Company has determined it desirable and in the best interest of the Company and its stockholders for the Company to adopt and renew the Existing Rights Plan, with certain changes thereto, effective as of the close of business on the Existing Rights Plan Expiration Date, which is the expiration date of the Existing Rights Plan, and to implement such renewal by executing this Renewed Rights Agreement and declaring the dividend distribution referred to in the sixth WHEREAS clause herein; and

WHEREAS, on the Existing Rights Plan Expiration Date (the “Rights Dividend Declaration Date”), the Board of the Company authorizes and declares a dividend distribution of one Right (as hereinafter defined) for each share of Common Stock (as hereinafter defined) of the Company outstanding upon the Existing Rights Plan Expiration Date (the “Record Date”) and authorizes the issuance of one Right (as such number may hereafter be adjusted pursuant to the provisions of Section 11 hereof) for each share of Common Stock of the Company that shall become outstanding between the Record Date and the earlier of the Distribution Date, the Redemption Date and the Final Expiration Date (as such terms are hereinafter defined), and under the certain circumstances thereafter, each Right initially representing the right to purchase one one-hundredth of a Preferred Share (as hereinafter defined), upon the terms and subject to the conditions herein set forth (the “Rights”).

NOW THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereby agree as follows:

Section 1. Certain Definitions.  For purposes of this Agreement, the following terms have the meanings indicated:

(a) “Acquiring Person” means any Person (other than any Excluded Person) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as hereinafter defined) of 15% or more of the shares of Common Stock of the Company then outstanding (other than as a result of a Permitted Offer (as hereafter defined)), but shall not include any of the following Persons (collectively, the “Excluded Persons”): (i) the Company, (ii) any Subsidiary (as hereinafter defined) of the

Company, (iii) any employee benefit plan of the Company or any Subsidiary of the Company, (iv) any entity holding Common Stock of the Company for or pursuant to the terms of any such plan, and/or (v) any member or combination of members of the Golsen Group (as hereinafter defined).  Notwithstanding the foregoing, no Person shall become an “Acquiring Person” solely as the result of the acquisition of Common Stock by the Company and/or any Subsidiary of the Company which, by the Company reducing the number of shares of Common Stock outstanding, increases the proportionate number of shares of Common Stock of the Company then outstanding beneficially owned by such Person to 15% or more; provided, however, that if a Person (other than any of the Excluded Persons) shall become the Beneficial Owner of 15% or more of the Common Stock of the Company then outstanding by  reason of share purchases by the Company and/or any Subsidiary of the Company and shall, after such share purchases by the Company and/or  any Subsidiary of the Company, become the Beneficial Owner of additional shares of Common Stock of the Company constituting 1% or more of the then outstanding shares of Common Stock of the Company, then such Person shall be deemed to be an “Acquiring Person.”  Notwithstanding the foregoing, if the Board of the Company determines (upon approval by a majority of the members of the Board of the Company) in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this Section 1(a), has become such inadvertently. (including, without limitation, (A) such Person who was unaware that he, she or it was the Beneficial Owner of a percentage of the Common Stock that would otherwise cause such Person to be an Acquiring Person or (B) such Person was unaware of the extent of its Beneficial Ownership of Common Stock but had no actual knowledge of the consequences of such Beneficial Ownership under this Agreement), and without any intention of changing or influencing control of the Company, and such Person divests, within 10 Business Days (as hereinafter defined) from the date of such determination by the Board of the Company, a sufficient number of shares of Common Stock so that such Person would no longer be an “Acquiring Person”, (or, in the case solely of Derivative Common Shares, as such term is hereinafter defined, such Person terminates the subject derivative transaction or transactions or disposes of the subject derivative security or securities, or establishes to the sole satisfaction of the Board of the Company that such Derivative Common Shares are not held with any intention of changing or influencing control of the Company), then such Person will not be deemed to be an “Acquiring Person” for any purposes of this Agreement.

(b) “Affiliate” and “Associate” have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as in effect on the date of this Agreement, and, to the extent included within the foregoing clause of this Section 1(b) shall also include, with respect to any Person (other than an Excluded Person) whose Common Stock would be deemed constructively owned by such Person pursuant to the provisions of Section 382 of the Internal Revenue Code (the “Code”) or any successor provisions or replacement provision, provided however, that a Person will not be deemed to be an Affiliate or Associate of another Person solely because either or both persons are or were members of the Board of the Company.

(c) A Person will be deemed the “Beneficial Owner” of, and will be deemed to “Beneficially Own” and have “Beneficial Ownership” of, any securities:

(i) which such Person or any of such Person’s Affiliates or Associates beneficially owns, directly or indirectly; or

(ii) which such Person or any of such Person’s Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), whether or not in writing, or upon the exercise of conversion rights, exchange rights, rights (other than these Rights), warrants or options, or otherwise; provided, however, that a Person will not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered or exchanged securities are accepted for purchase or exchange; or (B) the right to vote pursuant to any agreement, arrangement or understanding provided, however, that a Person will not be deemed the Beneficial Owner of, or to beneficially own, any security if the agreement, arrangement or understanding to vote such security (1) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act and (2) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report); or

(iii) which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) for the purpose of acquiring, holding, voting (except to the extent contemplated by the proviso to Section 1(c)(ii)(B)) or disposing of any securities of the Company; or

(iv) that are the subject of a derivative transaction entered into by such Person, or derivative security acquired by such Person, which gives such Person the economic equivalent of ownership of an amount of such securities due to the fact that the value of the derivative is explicitly determined by reference to the price or value of such securities, without regard to whether (a) such derivative conveys any voting rights in such securities to such Person, (b) the derivative is required to be, or capable of being, settled through delivery of such securities, or (c) such Person may have entered into other transactions that hedge the economic effect of such derivative.  In determining the number of shares of Common Stock deemed Beneficially Owned by virtue of the operation of this Section 1(c)(iv), the subject Person shall be deemed to Beneficially Own (without duplication) the number of Common Stock that are synthetically owned pursuant to such derivative transactions or such derivative securities.  Such Common Stock that are deemed as Beneficially Owned pursuant to the operation of this Section 1(c)(iv) shall be referred to herein as “Derivative Common Shares.”

Notwithstanding anything in this definition of Beneficial Ownership to the contrary, the phrase “then outstanding”, when used with reference to a Person’s Beneficial Ownership of securities of the Company, means the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which such Person would be deemed to own beneficially hereunder; provided further, however, that nothing in this Section 1(c) will cause a Person engaged in business as an underwriter of securities to be the Beneficial Owner of, or to Beneficially Own, any securities acquired through such Person’s participation in good faith in an underwriting syndicate until the expiration of 40 calendar days after the date of such acquisition, or such later date as the Board of the Company may, in their sole discretion, determine in any specific case..

(d) “Agreement” shall mean this Renewed Rights Agreement as originally executed or as it may from time to time be supplement, amended, renewed, restated or extended pursuant to applicable provisions hereof.

(e) “Board of the Company” has the meaning ascribed to such term as defined in the first “WHEREAS” clause hereof.

(f) “Business Day” means any day other than a Saturday, a Sunday, or a day on which banking institutions in the State of New York or any state of the principal office of the Rights Agent are authorized or obligated by law or executive order to close.

(g) “Close of Business” on any given date means 5:00 P.M., Oklahoma City, Oklahoma time, on such date; provided, however, that if such date is not a Business Day, Close of Business  will mean 5:00 P.M., Oklahoma City, Oklahoma time, on the next succeeding Business Day.

(h) “Common Stock” when used with reference to the Company means the shares of common stock, par value $.10 per share, of the Company.  “Common Stock” when used with reference to any Person other than the Company means the capital stock (or equity interest) with the greatest voting power of such other Person or, if such other Person is a Subsidiary of another Person, the Person or Persons which ultimately control such first-mentioned Person.

(i) “Distribution Date” has the meaning set forth in Section 3 hereof.

(j) “Excluded Persons” has the meaning set forth in Section 1(a) hereof.

(k) “Existing Rights Plan” has the meaning set forth in the third “WHEREAS” clause hereof.

(l) “Existing Rights Plan Expiration Date” has the meaning set forth in the fourth WHEREAS clause hereof.

(m) “Final Expiration Date” has the meaning set forth in Section 7(a) hereof.

(n) “Golsen Group” means:

(i) Jack E. Golsen;

(ii) the spouse of Jack E. Golsen;

(iii) Barry H. Golsen, Steven J. Golsen and Linda Golsen Rappaport, who are the children of Jack E. Golsen;

(iv) any spouse or children of any Person described in subparagraph (iii) of this Section 1(n);

(v) any estate of, or the executor or administrator of any estate of, or any guardian or custodian for, any Person described in subparagraphs (i), (ii), (iii) or (iv) of this Section 1(n), so long as such executor, administrator, guardian or custodian is acting only in his, her or its capacity as such;

(vi) any corporation (including, but not limited to, SBL Corporation, an Oklahoma corporation, and Golsen Petroleum Corporation, an Oklahoma corporation), general partnership, limited partnership, limited liability company (including, but not limited to, the Golsen Family LLC, an Oklahoma limited liability company), organization or other entity (whether now existing or hereafter formed) of which at least 80% of the outstanding beneficial voting or equity interest are beneficially owned, directly or indirectly, either (a) by one or more of the Persons described in subparagraphs (i), (ii), (iii), (iv), (v), (vii), and (viii) of this Section 1(n) or (b) by any combination of one or more of the Persons described in subparagraphs (i), (ii), (iii), (iv), (v), (vii) and (viii) of this Section 1(n);

(vii) Any trust (including any voting trust) of which at least 80% of the outstanding beneficial voting interest or presumptive interest in principal and income are beneficially owned, directly or indirectly, either (a) by one or more of the persons described in subparagraphs (i), (ii), (iii), (iv), (v), (vi), and (viii) of this Section 1(n) or (b) by any combination of one or more of the person described in subparagraphs (i), (ii), (iii), (iv), (v), (vi), and (viii) of this Section 1(n); and

(viii) any other Person who or which is or becomes an Affiliate or Associate of any Person described in subparagraphs (i), (ii), (iii), (iv), (v), (vi), or (vii) of this Section 1(n).

(o) “Group” has the meaning ascribed to such term in Section 13(d)(3) of the Exchange Act, as in effect on the date of this Agreement.

(p) “Permitted Offer” means a tender or exchange offer which is for all outstanding shares of Common Stock of the Company at a price and on terms determined, prior to the purchase of shares under such tender or exchange offer, by at least a majority of the members of the Board of the Company who are not officers of the Company and who are not Acquiring Persons or Affiliates, Associates, nominees or representatives of an Acquiring Person, to be adequate (taking into account all factors that such Board of the Company deem relevant including, without limitation, prices that could reasonably be achieved if the Company or its assets were sold on an orderly basis designed to realize maximum value) and otherwise in the best interests of the Company and its stockholders (other than the Person or any Affiliate or Associate thereof on whose behalf  the offer is being made) taking into account all factors that such Directors of the Company may deem relevant.

(q) “Person” means any individual, firm, corporation, limited liability company, partnership (general or limited) or other entity, and shall include any successor (by merger or otherwise) of such entity.

(r) “Preferred Shares” means shares of Series 4 Junior Participating Class C Preferred Stock, no par value, of the Company having the rights and preferences set forth in the Certificate of Designations attached to this Agreement as Exhibit A.

(s) “Purchase Price” has the meaning set forth in Section 7(b) hereof.

(t) “Record Date” has the meaning set forth in the sixth “WHEREAS” clause hereof.

(u) “Redemption Date” has the meaning set forth in Section 7(a) hereof.

(v) “Redemption Price” shall have the meaning set forth in Section 23(a) hereof.

(w) “Right Certificate” has the meaning set forth in Section 3(a) hereof.

(x) “Shares Acquisition Date” means the first date of public announcement (which includes, without implied limitation, a report filed pursuant to Section 13(d) under the Exchange Act) by the Company or an Acquiring Person that an Acquiring Person has become such.

(y) “Subsidiary” of any Person means any corporation, partnership (general or limited), limited liability company or other entity of which securities or other ownership interest having ordinary voting power sufficient, in the absence of contingencies, to elect a majority of the board of directors or other persons performing similar functions of such corporation or other entity are at the time directly or indirectly beneficially owned or otherwise controlled by such Person and any Affiliate or Associate of such Person.

(z) “Summary of Rights” has the meaning set forth in Section 3(b) hereof.

(aa) “Transaction” means any merger, consolidation, or sale of assets described in Section 13(a) or any acquisition of Common Stock which would result in a Person becoming an Acquiring Person.

(bb) “1989 Agreement” shall have the meaning set forth in the first “WHEREAS” clause at the beginning of this Agreement.

(cc) The following additional terms shall have the meanings defined for such terms in Sections set forth below:

Term	Section
Act	9(i)
Adjusted Number of Shares	11(a)(ii)
Adjusted Purchase Price	11(a)(ii)
Adjustment Shares	11(a)(ii)
Beneficial Own	1(c)
Beneficial Owner	1(c)
Beneficial Ownership	1(c)
Code	1(b)
Company	Preamble
Company	13(a)
Derivative Common Shares	1(c)
Effective Date	Preamble
Exchange Act	1(b)
Exchange Ratio	24(a)
NASDAQ	11(d)
Original Rights Plan	Preamble
Proration Factor	11(a)(ii)
Rights	Preamble
Rights Agent	Preamble
Rights Dividend Declaration Date	Preamble
Security	11(d)
Trading Day	11(d)

Section 2. Appointment of Rights Agent.  The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment.  The Company may from time to time appoint such co-Rights Agents as it may deem necessary or desirable.

Section 3. Issue of Right Certificates.

(a) Until the earlier of (i) the Close of Business on the 10th day after the Share Acquisition Date or (ii) the Close of Business on the 10th Business Day (or such later date as may be determined by approval of a majority of the members of the Board of the Company prior to such time as any Person becomes an Acquiring Person) after the date of the commencement by any Person (other than any of the Excluded Persons) of, or after the date of the first public announcement of the intention of any Person (other than any of the Excluded Persons) to commence (which intention to commence remains in effect for 5 Business Days after such announcement) a tender or exchange offer, the consummation of which would result in any Person becoming an Acquiring Person (including, in the case of both (i) and (ii), any such date which is after the date of this Agreement and prior to the issuance of the Rights; the earlier of such dates being herein referred to as the “Distribution Date”), (x) the Rights will be evidenced (subject to the provisions of Section 3(b) hereof) by the certificates for shares of Common Stock registered in the names of the holders thereof (which certificates shall also be deemed to be Right Certificates) and not by separate Right Certificates, and (y) the right to receive Right Certificates will be transferable only in connection with the transfer of shares of Common Stock, subject to the provision of Section 11(a)(ii) hereof.  As soon as practicable after the Distribution Date, the Company will prepare and execute, the Rights Agent will countersign, and the Company will send or cause to be sent (and the Rights Agent will, if requested, send) by first-class, insured, postage-prepaid mail, to each record holder of shares of Common Stock (subject to Section 11(a)(ii) hereof) as of the Close of Business on the Distribution Date, at the address of such holder shown on the records of the Company, a Right Certificate, in substantially the form of Exhibit B hereto (a “Right Certificate”), evidencing one Right for each share of Common Stock so held.  As of the Distribution Date, the Rights will be evidenced solely by such Right Certificates.

(b) On the Record Date, or as soon as practicable thereafter, the Company will send a copy of a Summary of Rights to Purchase Preferred Shares, in substantially the form of Exhibit C hereto (the “Summary of Rights”), by first-class, postage-prepaid mail, to each record holder of shares of Common Stock as of the Close of Business on the Record Date, at the address of such holder shown on the records of the Company.  With respect to certificates for shares of Common Stock outstanding as of the Record Date, until the earlier of (i) the Distribution Date or (ii) the Final Expiration Date, or (iii) the Redemption Date, the Rights will be evidenced by such certificates registered in the names of the holders thereof together with a copy of the Summary of Rights attached thereto.  Until the Distribution Date (or the earlier of the Redemption Date or the Final Expiration Date), the surrender for transfer of any certificate for shares of Common Stock outstanding on the Record Date, with or without a copy of the Summary of Rights attached thereto, shall also constitute the transfer of the Rights associated with the shares of Common Stock  represented thereby, subject to the provision of Section 11(a)(ii) hereof.

(c) Rights shall be issued in respect of all shares of Common Stock of the Company which are issued or transferred by the Company after the Record Date but prior to the earlier of the Distribution Date, the Redemption Date or the Final Expiration Date, subject to the provisions of Section 11(a)(ii) hereof.  Certificates for shares of Common Stock which become outstanding (including, without limitation, reacquired shares of Common Stock referred to in the last sentence of this paragraph (c)) after the Record Date but prior to the earliest of the

Distribution Date, the Redemption Date or the Final Expiration Date will be deemed also to be Certificates for Rights and will have impressed on, printed on, written on or otherwise affixed to them the following legend:

This certificate also evidences and entitles the holder hereof to certain Rights as set forth in the Renewed Rights Agreement between LSB Industries, Inc. and UMB Bank, n.a. dated December __, 2008 (the “Rights Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of LSB Industries, Inc.  Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate.  LSB Industries, Inc. will mail to the holder of this certificate a copy of the Rights Agreement without charge after receipt of a written request therefor.  Under certain circumstances described in the Rights Agreement, Rights issued to any Person who becomes an Acquiring Person (as defined in the Rights Agreement), whether currently held by or on behalf of such person or by any subsequent holder, shall become null and void.

With respect to such certificates containing the foregoing legend, until the earlier of the Final Expiration Date or the Distribution Date or the Redemption Date, the Rights associated with the shares of Common Stock represented by such certificates will be evidenced by such certificates alone, and the surrender for transfer of any such certificate will also constitute the transfer of the

Rights associated with the shares of Common Stock represented thereby, subject to provisions of Section 11(a)(ii) hereof.  In the event that the Company purchases or acquires any shares of Common Stock after the Record Date but prior to the Distribution Date, any Rights associated with such shares of Common Stock will be deemed canceled and retired so that the Company shall not be entitled to exercise any Rights associated with the shares of Common Stock which are no longer outstanding.

Section 4. Form of Right Certificates.

(a) The Right Certificates (and the forms of election to purchase Preferred Shares and of assignment to be printed on the reverse thereof) shall be substantially the same as Exhibit B hereto and may have such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange or transaction reporting system on which the Rights may from time to time be listed or to conform to usage.  Subject to the provisions of Section 22 hereof, the Right Certificates shall entitle the holders thereof to purchase such number of one one-hundredth of a Preferred Share as shall be set forth therein at the Purchase Price per one one-hundredth of a Preferred Share set forth therein, but the number of such one one-hundredths of a Preferred Share and the Purchase Price shall be subject to adjustment as provided herein.

(b) Any Right Certificate issued pursuant to Section 3(a) or Section 22 hereof that represents a Right or Rights which are null and void pursuant to Section 11(a)(ii) of this Agreement and any Right Certificate issued pursuant to Section 6 or Section 11 hereof upon transfer, exchange, replacement or adjustment of any other Right Certificate referred to in this sentence, shall contain (to the extent feasible) the following legend:

The Rights represented by this Right Certificate are or were beneficially owned by a Person who was or became an Acquiring Person or an Affiliate or Associate of an Acquiring Person (as such terms are defined in the Renewed Rights Agreement).  Accordingly, this Right Certificate and the Rights represented hereby are null and void.

Provisions of Section 11(a)(ii) of this Agreement shall be operative whether or not the foregoing legend is contained on any such Right Certificate.

Section 5. Countersignature and Registration.  The Right Certificates will be executed on behalf of the Company by its Chairman of the Board, its Chief Executive Officer, its President, any of its Vice Presidents, or its Treasurer, either manually or by facsimile signature, will have affixed thereto the Company’s seal or a facsimile thereof, and shall be attested by the Secretary or an Assistant Secretary of the Company, either manually or by facsimile signature.  The Right Certificates shall be manually countersigned by the Rights Agent and shall not be valid for any purpose unless countersigned.  In case any officer of the Company who shall have signed any of the Right Certificates shall cease to be such officer of the Company before countersignature by the Rights Agent and issuance and delivery by the Company, such Right Certificates, nevertheless, may be countersigned by the Rights Agent and issued and delivered by the Company with the same force and effect as though the person who signed such Right Certificates had not ceased to be such officer of the Company; and any Right Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Right Certificate, shall be a proper officer of the Company to sign such Right Certificate, although at the date of the execution of this Rights Agreement any such person was not such an officer.

Following the Distribution Date, the Rights Agent will keep or cause to be kept, at its designated office for such purpose, books for registration and transfer of the Right Certificates issued hereunder.  Such books shall show the names and addresses of the respective holders of the Right Certificates, the number of Rights evidenced on its face by each of the Right Certificates and the date of each of the Right Certificates.

Section 6. Transfer, Split Up, Combination and Exchange of Right Certificates; Mutilated, Destroyed, Lost or Stolen Right Certificates.  Subject to the provisions of Section 11(a)(ii), 14 and 24 hereof, at any time after the Close of Business on the Distribution Date, and at or prior to the Close of Business on the earlier of the Redemption Date or the Final Expiration Date, any Right Certificate or Right Certificates (other than Right Certificates representing Rights that have become void pursuant to Section 11(a)(ii) hereof or that have been exchanged pursuant to Section 24 hereof) may be transferred, split up, combined or exchanged for another Right Certificate or Right Certificates, entitling the registered holder to purchase a like number of one one-hundredths of a Preferred Share and such other rights as the Right Certificate or Right Certificates surrendered then entitled such holder to purchase.  Any registered holder desiring to transfer, split up, combine or exchange any Right Certificate or Right Certificates will make such request in writing delivered to the Rights Agent, and will surrender the Right Certificate or Right Certificates to be transferred, split up, combined or exchanged at the principal office of the Rights Agent designated for such purpose, subject to the provisions of Sections 11(a)(ii), 14 and 24 hereof.  Thereupon the Rights Agent will countersign and deliver to the person entitled thereto a Right Certificate or Right Certificates, as the case may be, as so requested, subject to the provisions of Sections 11(a)(ii), 14 and 24 hereof.  The Company may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer, split up, combination or exchange of Right Certificates.

Upon receipt by the Company and the Rights Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a Right Certificate, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to them, and, at the Company’s request, reimbursement to the Company and the Rights Agent of all reasonable expenses incidental thereto, and upon surrender to the Rights Agent and cancellation of the Right Certificate if mutilated, the Company will make and deliver a new Right Certificate of like tenor to the Rights Agent for delivery to the registered holder in lieu of the Right Certificate so lost, stolen, destroyed or mutilated.

Notwithstanding any other provision hereof, the Company and the Rights Agent may amend this Agreement to provide for uncertificated Rights in addition to or in place of Rights evidenced by the Rights Certificated.

Section 7. Exercise of Rights; Purchase Price; Expiration Date of Rights.

(a) Subject to Section 11(a)(ii) hereof, the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided in this Agreement), in whole or in part, at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase and certification on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purposes, together with payment of the Purchase Price (as hereinafter defined) for each one one-hundredth of a Preferred Share as to which the Rights are exercised, at or prior to the earliest of (i) the Close of Business on the 10th anniversary of the Effective Date of this Agreement (the

“Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), or (iii) the time at which such Rights are exchanged as provided in Section 24 hereof.

(b) The Purchase Price for each one one-hundredth of a Preferred Share pursuant to the exercise of a Right shall initially be $47.75, and shall be subject to adjustment from time to time as provided in Sections 11 and 13 hereof (the “Purchase Price”).  The Purchase Price shall be payable in lawful money of the United States of America in accordance with Section 7(c) below.

(c) Upon receipt of a Right Certificate representing exercisable Rights, with the form of election to purchase duly executed, accompanied by payment of the Purchase Price for the Preferred Shares (or other security as the case may be) to be purchased and an amount equal to any applicable transfer tax required to be paid by the holder of such Right Certificate in accordance with Sections 6 and 9 hereof by certified check or cashier’s check payable to the order of the Company, the Rights Agent shall thereupon promptly (i) (A) requisition from any transfer agent of the Preferred Shares (or in the case of exercise under Section 11(a)(ii) hereof, any transfer agent of the shares of Common Stock) a certificate or certificates for the number of shares to be purchased and the Company hereby irrevocably authorizes its transfer agent to comply with all such requests, or (B) if the Company in its sole discretion shall have elected to deposit the total number of Preferred Shares issuable upon exercise of the Rights hereunder with a depository agent, requisition from the depositary agent depositary receipts representing such number of one one-hundredths of a Preferred Share (or in the case of exercise under Section 11(a)(ii) such number of shares of Common Stock) as are to be purchased (in which case certificates for the applicable Preferred Shares or shares of Common Stock represented by such receipts shall be deposited by the transfer agent with the depositary agent) and the Company hereby directs the depositary agent to comply with such request, (ii) when appropriate, requisition from the Company the amount of cash to be paid in lieu of issuance of fractional shares in accordance with Section 14 hereof, (iii) after receipt of such certificates or depositary receipts, cause the same to be delivered to or upon the order of the registered holder of such Right Certificate, registered in such name or names as may be designated by such holder and (iv) when appropriate, after receipt, deliver such cash to or upon the order of the registered holder of such Right Certificate.

In addition, in the case of an exercise of the Rights by the holder pursuant to Section 11(a)(ii) hereof, the Rights Agent shall return such Right Certificate to the registered holder thereof after imprinting, stamping or otherwise indicating thereon that the rights represented by such Right Certificate no longer include the rights provided by Section 11(a)(ii) hereof, and, if fewer than all the Rights represented by such Right Certificate were so exercised, the Rights Agent shall indicate on the Right Certificate the number of Rights represented thereby that continue to include the rights provided by Section 11(a)(ii) hereof.

(d) If the registered holder of any Right Certificate exercises less than all the Rights evidenced thereby, a new Right Certificate evidencing Rights equivalent to the Rights remaining unexercised will be issued by the Rights Agent to the registered holder of such Right Certificate or to his duly authorized assigns, subject to the provisions of Sections 6 and 14 hereof. Notwithstanding anything in this Agreement to the contrary, neither the Rights Agent nor the Company will be obligated to undertake any action with respect to a registered holder upon the occurrence of any purported exercise as set forth in this Section 7 unless such registered holder will have (a) completed and signed the certificate contained in the form of election to purchase set forth on the reverse side of the Rights Certificate surrendered for such exercise (b) paid to the Company the Purchase Price for the Preferred Shares (or in the case of exercise under Section 11(a)(ii) hereof, the Common Stock) to be purchased pursuant to such exercise, and (c) provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) or Affiliates or Associates thereof as the Company will reasonably request.

Section 8. Cancellation and Destruction of Right Certificates.  All Right Certificates surrendered for the purpose of exercise, transfer, split up, combination or exchange, shall, if surrendered to the Company or to any of its agents, be delivered to the Rights Agent for cancellation or in cancelled form, or, if surrendered to the Rights Agent, will be cancelled by it, and no Right Certificates will be issued in lieu thereof except as expressly permitted by any of the provisions of this Agreement.  The Company will deliver to the Rights Agent for cancellation and retirement, and the Rights Agent shall so cancel and retire any other Right Certificate purchased or acquired by the Company, otherwise than upon the exercise thereof.  The Rights Agent will deliver all cancelled Right Certificates to the Company, or shall, at the written request of the Company, destroy such cancelled Right Certificates, and in such case shall deliver a certificate of destruction thereof to the Company.

Section 9. Availability of Preferred Shares.    The Company covenants and agrees that it will cause to be reserved and kept available out of its authorized and unissued Preferred Shares or any Preferred Shares held in its treasury, the number of Preferred Shares that will be sufficient to permit the exercise in full of all outstanding rights in accordance with Section 7.  The Company covenants and agrees that it will take all such action as may be necessary to ensure that all Preferred Shares delivered upon exercise of Rights shall, at the time of delivery of the certificates for such Preferred Shares (or Common Stock and other securities, as the case may

be), subject to payment of the Purchase Price, be duly and validly authorized and issued and fully paid and nonassessable shares.

The Company covenants and agrees that so long as the Preferred Shares (and, after the time a Person becomes an Acquiring Person, Common Stock or any other securities) issuable upon the exercise of the Rights may be listed on any national securities exchange or quotation system, the Company shall use its best efforts to cause, from and after such time as the Rights become exercisable, all shares reserved for such issuance to be listed on such exchange or quotation system upon official notice of issuance upon such exercise.

The Company covenants and agrees that it will take all such action as may be necessary to ensure that all Preferred Shares (or Common Stock and other securities, as the case may be) delivered upon exercise of Rights shall, at the time of delivery of the certificates for such Preferred Shares (subject to payment of the Purchase Price), be duly and validly authorized and issued and fully paid and nonassessable shares or other securities.

The Company further covenants and agrees that it will pay when due and payable any and all federal and state transfer taxes and charges which may be payable in respect of the issuance or delivery of the Right Certificates or of any Preferred Shares upon the exercise of Rights.  The Company shall not, however, be required to pay any transfer tax which may be payable in respect of any transfer or delivery of Right Certificates to a person other than, or the issuance or delivery of certificates or depositary receipts for the Preferred Shares in a name other than that of, the registered holder of the Right Certificate evidencing Rights surrendered for exercise or to issue or to deliver any certificates or depositary receipts for Preferred Shares upon the exercise of any Rights until any such tax shall have been paid (any such tax being payable by the holder of such Right Certificate at the time of surrender) or until it has been established to the Company’s reasonable satisfaction that no such tax is due.

As soon as practicable after the Distribution Date, the Company shall:

(i)           prepare and file a registration statement under the Securities Act of 1933, as amended (the “Act”), with respect to the securities purchasable upon exercise of the Rights on an appropriate form, will use reasonable efforts to cause such registration statement to remain effective (with a prospectus at all times meeting the requirements of the Act) until the Final Expiration Date; and

(ii)           use reasonable efforts to qualify or register the Rights and the securities purchasable upon exercise of the Rights under the Blue Sky laws of such jurisdictions as may be necessary or appropriate.

Section 10. Preferred Shares Record Date.  Each person in whose name any certificate for Preferred Shares is issued upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of the Preferred Shares represented thereby on, and such certificate shall be dated, the date upon which the Right Certificate evidencing such Rights was duly surrendered and payment of the Purchase Price (and any applicable transfer taxes) was made; provided, however, that if the date of such surrender and payment is a date upon which the Preferred Shares transfer books of the Company are closed, such person shall be deemed to have become the record holder of such shares on, and such certificate shall be dated, the next succeeding Business Day on which the Preferred Shares transfer books of the Company are open.  Prior to the exercise of the Rights evidenced thereby, the holder of a Right Certificate shall not be entitled to any rights of a holder of Preferred Shares or other securities for which the Rights shall be exercisable, including, without limitation, the right to vote, to receive dividends or other distributions or to exercise any preemptive rights, and shall not be entitled to receive any notice of any proceedings of the Company, except as otherwise provided herein.

Section 11. Adjustment of Purchase Price, Number of Shares or Number of Rights.  The Purchase Price, the number of Preferred Shares covered by each Right and the number of Rights outstanding are subject to adjustment from time to time as provided in this Section 11.

(a) (i)  In the event the Company shall at any time after the date of this Agreement (A) declare a dividend on the Preferred Shares payable in Preferred Shares, (B) subdivide the outstanding Preferred Shares, (C) combine the outstanding Preferred Shares into a smaller number of Preferred Shares or (D) issue any shares of its capital stock in reclassification of the Preferred Shares (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), except as otherwise provided in this Section 11(a), the Purchase Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification, and the number and kind of shares of capital stock issuable on such date, will be proportionately adjusted so that the holder of any Right exercised after such time will be entitled to receive the aggregate number and kind of shares of capital stock which, if such Right had been exercised immediately prior to such date and at a time when the Preferred Shares transfer books of the Company were open, the holder would have owned upon such exercise and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification; provided, however, that in no event will the consideration to be paid upon the exercise of one Right be less than the aggregate par value of the shares of capital stock of the Company issuable upon exercise of one Right.

(ii)           Subject to Section 24 of this Agreement and except as otherwise provided below, if any Person becomes, alone or with it’s Affiliates and Associates, an

Acquiring Person, each holder of a Right, from and after the Distribution Date, shall have a right to receive, upon exercise thereof at a price equal to the then current Purchase Price multiplied by the number of one one-hundredths of a Preferred Share for which a Right is then exercisable, in accordance with the terms of this Agreement and in lieu of Preferred Shares, such number of shares of Common Stock of the Company (or, in the discretion of the Board of the Company, one one-hundredth of a Preferred Share pursuant to this Section 11(a)(ii) hereof) as shall equal the result obtained by (x) multiplying the then current Purchase Price by the number of one one-hundredths of a Preferred Share for which a Right is then exercisable and dividing that product by (y) 50% of the then current per share market price of the Company’s shares of Common Stock (determined pursuant to Section 11(d) hereof) on the date such Person became an Acquiring Person, (such number of shares being referred to as the “Adjustment Shares”); provided, however, that if the transaction that would otherwise give rise to the foregoing adjustment is also subject to the provisions of Section 13 hereof, then only the provisions of Section 13 hereof shall apply and no adjustment shall be made pursuant to this Section 11(a)(ii); and provided further, that the adjustment set forth in this Section 11(a)(ii) shall be effective only at and after the time at which the authorization of the Board of the Company to redeem the Rights pursuant to Section 23(a), as said Section may be amended pursuant to Section 27, shall have terminated.  If any Person shall become an Acquiring Person and the Rights shall then be outstanding, the Company will not take any action which would eliminate or diminish the benefits intended to be afforded by the Rights.

Notwithstanding anything herein to the contrary, from and after the date such Person becomes an Acquiring Person, any Rights that are beneficially owned by (i) any Acquiring Person (or any Associate or Affiliate of such Acquiring Person), (ii) a transferee of any

Acquiring Person (or any Affiliate or Associate thereof) who becomes a transferee after the Acquiring Person becomes such, or (iii) any transferee of an Acquiring Person (or of any Affiliate or Associate thereof) who becomes a transferee prior to or concurrently with the Acquiring Person becoming such and receives such Rights pursuant to either (A) a transfer (whether or not for consideration) from the Acquiring Person to holders of equity interests in such Acquiring Person or to any Person with whom such Acquiring Person has a continuing agreement, arrangement or understanding (whether or not in writing) regarding the transferred Rights or (B) a transfer which the Board of the Company has determined is part of a plan, arrangement or understanding which has as a primary purpose or effect the avoidance of this Section 11(a)(ii), shall become null and void without any further action and no holder of such Rights shall have any rights whatsoever with respect to such Rights, whether under any provision of this Agreement or otherwise.  No Right Certificate will be issued pursuant to Section 3 hereof or this Agreement that represents Rights beneficially owned by an Acquiring Person whose Rights would be void pursuant to the proceeding sentence or any Associate or Affiliate of such Acquiring Person or to any nominee of such Acquiring Person or Affiliate or Associate thereof or to any transferee of an Acquiring Person (or of any Affiliate or Associate thereof)  whose Rights would be void pursuant to the preceding sentence.  No Right Certificate will be issued at any time upon the transfer of any Rights to an Acquiring Person whose Rights would be null and void pursuant to the preceding sentence or any Associate or Affiliate thereof or to any nominee or transferee of such Acquiring Person, Associate or

Affiliate of such Acquiring Person;  and any Right Certificate delivered to the Rights Agent for transfer to an Acquiring Person or any Associate or Affiliate of such Acquiring Person or to any nominee of such Acquiring Person or Affiliate or Associate thereof or to any transferee of an Acquiring Person or any Associate or Affiliate of such Acquiring Person whose Rights would be void pursuant to the preceding sentence will be cancelled.  The Company shall use all reasonable efforts to ensure that the provisions of this Section 11(a)(ii) and Section 4(b) hereof are complied with but shall have no liability to any holder of Rights Certificates or other Persons as a result of its failure to make any determinations with respect to an Acquiring Person or any of its Affiliates, Associates or transferees hereunder.  No Right Certificate shall be issued at any time upon the transfer of any Rights to an Acquiring Person whose Rights would be void pursuant to the preceding sentence or any Associate or Affiliate of such Acquiring Person thereof or to any nominee of such Acquiring Person, Associate or Affiliate; and any Right Certificate delivered to the Rights Agent for transfer to an Acquiring Person whose Rights would be void pursuant to the preceding sentence shall be null and void and be canceled, and the Rights Agent shall cancel such upon the written direction of the Company.

(iii)           In the event that there shall not be sufficient treasury shares or authorized but unissued (and unreserved) shares of Common Stock to permit the exercise in full of the Rights in accordance with the foregoing subparagraph (ii) and the Rights become so exercisable (and the Board of the Company has determined to make the Rights exercisable into fractions of a Preferred Share), notwithstanding any other provision of this Agreement, to the extent necessary and permitted by applicable law, each Right shall thereafter represent the right to receive, upon exercise thereof at the then current Purchase Price in accordance with the terms of this Agreement, (x) a number of (or fractions of) shares of Common Stock (up to the maximum number of shares of Common Stock which may permissibly be issued) and (y) one one-hundredth of a Preferred Share or a number of, or fractions of other equity securities of the Company (or, in the discretion of the Board of the Company, debt) which the Board of the

Company has determined to have the same aggregate current market value (determined pursuant to Section 11(d)(i) and (ii) hereof, to the extent applicable,) as one share of Common Stock (such number of, or fractions of, Preferred Shares, debt, or other equity securities or debt of the Company being referred to as a “capital stock equivalent”), equal in the aggregate to the number of Adjustment Shares; provided, however, if sufficient shares of Common Stock and/or capital stock equivalents are unavailable, then the Company shall, to the extent permitted by applicable law, take all such action as may be necessary to authorize additional shares of Common Stock or capital stock equivalents for issuance upon exercise of the Rights, including the calling of a meeting of stockholders; and provided, further, that if the Company is unable to cause sufficient shares of Common Stock and/or capital stock equivalents to be available for issuance upon exercise in full of the Rights, then each Right shall thereafter represent the right to receive the Adjusted Number of Shares upon exercise at the Adjusted Purchase Price (as such terms are hereinafter defined).  As used herein, the term “Adjusted Number of Shares” shall be equal to that number of (or fractions of) shares of Common Stock (and/or capital stock equivalents) equal to the product of (x) the number of Adjustment Shares and (y) a fraction, the numerator of which is the number of shares of Common Stock (and/or capital stock equivalents) available for issuance upon exercise of the Rights and the denominator of which is the aggregate number of Adjustment Shares otherwise issuable upon exercise in full of all Rights (assuming there were a sufficient number of shares of Common Stock available) (such fraction being referred to as the “Proration Factor”).  The “Adjusted Purchase Price” shall mean the product of the Purchase Price and the Proration Factor.  The Board of the Company may, but shall not be required to, establish procedures to allocate the right to receive shares of Common Stock and capital stock equivalents upon exercise of the Rights among holders of Rights.

(b) If the Company sets a record date for the issuance of rights, options or warrants to all holders of Preferred Shares entitling them (for a period expiring within 45 calendar days after such record date) to subscribe for or purchase Preferred Shares (or shares having the same rights, privileges and preferences as the Preferred Shares (“equivalent preferred shares”)) or securities convertible into Preferred Shares or equivalent preferred shares at a price per Preferred Share or equivalent preferred share (or having a conversion price per share, if a security convertible into Preferred Shares or equivalent preferred shares) less than the then current per share market price of the Preferred Shares (as determined pursuant to Section 11(d)) on such record date, the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the number of Preferred Shares outstanding on such record date plus the number of Preferred Shares which the aggregate offering price of the total number of Preferred Shares and/or equivalent preferred shares so to be offered (and/or the aggregate initial conversion price of the convertible securities to be offered) would purchase at such current market price and the denominator of which shall be the number of Preferred Shares outstanding on such record date plus the number of additional Preferred Shares and/or equivalent preferred shares to be offered for subscription or purchase (or into which the convertible securities so to be offered are initially convertible); provided, however, that in no event shall the consideration to be paid upon the exercise of one Right be less than the aggregate par value of the shares of capital stock of the Company issuable upon exercise of one Right.  In case such subscription price may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be as determined in good faith by the Board of the Company, whose determination shall be described in a statement filed with the Rights Agent.  Preferred Shares owned by or held for the account of the Company shall not be deemed outstanding for the purpose of any such computation.  Such adjustment shall be made successively whenever such a record date is fixed; and in the event that such rights, options or warrants are not so issued, the Purchase Price shall be adjusted to be the Purchase Price which would then be in effect if such record date had not been fixed.

(c) If the Company sets a record date for the making of a distribution to all holders of the Preferred Shares (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing or surviving corporation) of evidences of indebtedness or assets (other than a regular quarterly cash dividend or a dividend payable in Preferred Shares) or subscription rights or warrants (excluding those referred to in Section 11(b) hereof), the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the then current per share market price of the Preferred Shares on such record date, less the fair market value (as determined in good faith by the Board of the Company, whose determination will be described in a statement filed with the Rights Agent and will be binding on the Rights Agent and the holder of Rights) of the portion of the assets or evidences of indebtedness so to be distributed or of such subscription rights or warrants applicable to one Preferred Share and the denominator of which shall be such current per share market price of the Preferred Shares; provided, however, that in no event shall the consideration to be paid upon the exercise of one Right be less than the aggregate par value of the shares of capital stock of the Company to be issued upon exercise of one Right.  Such adjustments will be made successively whenever such a record date is fixed; and in the event that such distribution is not so made, the Purchase Price shall again be adjusted to be the Purchase Price which would then be in effect if such record date had not been fixed.

(d) (i)  For the purpose of any computation hereunder, the “current per share market price” of any security (a “Security”) on any date shall be deemed to be the average of the daily closing prices per share of such Security for the 30 consecutive Trading Days (as such term is hereinafter defined) immediately prior to such date; provided, however, that in the event that the current per share market price of the Security is determined during a period following the announcement by the issuer of such Security of (A) a dividend or distribution on such Security payable in shares of such Security or securities convertible into such Security, or (B) any subdivision, combination or reclassification of such Security and prior to the expiration of 30 Trading Days after the ex-dividend date for such dividend or distribution, or the record date for such subdivision, combination or reclassification, then, and in each such case, the current per share market price shall be appropriately adjusted to reflect the current market price per share equivalent of such Security.  The closing price for each day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or the American Stock Exchange or, if the Security is not listed or admitted to trading on the New York Stock Exchange or the American Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Security is listed or admitted to trading or, if the Security is not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc.  Automated Quotations System (“NASDAQ”) or such other system then in use, or, if on any such date the Security is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Security selected by the Board of the Company.  If on any such date no market maker is making a market in the Security, the “current per share market price” of such Security on such date will be the price  determined in good faith by the Board of the Company.  The term “Trading Day” shall mean a day on which the principal national securities exchange on which the Security is listed or admitted to trading is open for the transaction of business or, if the Security is not listed or admitted to trading on any national securities exchange, a Business Day.

(ii)            For the purpose of any computation hereunder, the “current per share market price” of the Preferred Shares will be determined in accordance with the method set forth in Section 11(d)(i).  If the Preferred Shares are not publicly traded, the “current per share market price” of the Preferred Shares shall be conclusively deemed to be the current per share market price of the shares of Common Stock as determined pursuant to Section 11(d)(i) (appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof), multiplied by one hundred.  If neither the shares of Common Stock nor the Preferred Shares are publicly held or so listed or traded, “current per share market price” shall mean the fair value per share as determined in good faith by the Board of the Company, whose determination shall be described in a statement filed with the Rights Agent.

(e) No adjustment in the Purchase Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Purchase Price; provided, however, that any adjustments which by reason of this Section 11(e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.  All calculations under this Section 11 shall be made to the nearest cent or to the nearest one one-millionth of a Preferred Share or one ten-thousandth of any other share or security as the case may be.  Notwithstanding the first sentence of this Section 11(e), any adjustment required by this Section 11 shall be made no later than the earlier of (i) three years from the date of the transaction which requires such adjustment or (ii) the date of the expiration of the right to exercise any Rights.

(f) If as a result of an adjustment made pursuant to Section 11(a) hereof, the holder of any Right thereafter exercised shall become entitled to receive any shares of capital stock of the Company other than Preferred Shares, thereafter the number of such other shares so receivable upon exercise of any Right shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Preferred Shares contained in Section 11(a) through (c), inclusive, and the provisions of Sections 7, 9, 10 and 13 with respect to the Preferred Shares will apply on like terms to any such other shares.

(g) All Rights originally issued by the Company subsequent to any adjustment made to the Purchase Price hereunder will evidence the right to purchase, at the adjusted Purchase Price, the number of one one-hundredths of a Preferred Share purchasable from time to time hereunder upon exercise of the Rights, all subject to further adjustment as provided herein.

(h) Unless the Company shall have exercised its election as provided in Section 11(i) hereof, upon each adjustment of the Purchase Price as a result of the calculations made in Sections 11(b) and (c), each Right outstanding immediately prior to the making of such adjustment shall thereafter evidence the right to purchase, at the adjusted Purchase Price, that number of one one-hundredths of a Preferred Share (calculated to the nearest one one-millionth of a Preferred Share) obtained by (i) multiplying (x) the number of one one-hundredths of a Preferred Share covered by a Right immediately prior to this adjustment by (y) the Purchase Price in effect immediately prior to such adjustment of the Purchase Price and (ii) dividing the product so obtained by the Purchase Price in effect immediately after such adjustment of the Purchase Price.

(i) The Company may elect on or after the date of any adjustment of the Purchase Price to adjust the number of Rights, in substitution for any adjustment in the number of one one-hundredths of a Preferred Share purchasable upon the exercise of a Right.  Each of the Rights outstanding after such adjustment of the number of Rights shall be exercisable for the number of one one-hundredths of a Preferred Share for which a Right was exercisable immediately prior to such adjustment.  Each Right held of record prior to such adjustment of the number of Rights will become that number of Rights (calculated to the nearest one ten-thousandth) obtained by dividing the Purchase Price in effect immediately prior to adjustment of the Purchase Price by the Purchase Price in effect immediately after adjustment of the Purchase Price.  The Company will make a public announcement of its election to adjust the number of Rights, indicating the record date for the adjustment, and, if known at the time, the amount of the adjustment to be made.  This record date may be the date on which the Purchase Price is adjusted or any day thereafter, but, if the Right Certificates have been issued, shall be at least 10 days later than the date of the public announcement.  If Right Certificates have been issued, upon each adjustment of the number of Rights pursuant to this Section 11(i), the Company shall, as promptly as practicable, cause to be distributed to holders of record of Right Certificates on such record date Right Certificates evidencing, subject to Section 14 hereof, the additional Rights to which such holders will be entitled as a result of such adjustment, or, at the option of the

Company, shall cause to be distributed to such holders of record in substitution and replacement for the Right Certificates held by such holders prior to the date of adjustment, and upon surrender thereof, if required by the Company, new Right Certificates evidencing all the Rights to which such holders will be entitled after such adjustment.  Right Certificates so to be distributed shall be issued, executed and countersigned in the manner provided for herein and shall be registered in the names of the holders of record of Right Certificates on the record date specified in the public announcement.

(j) Irrespective of any adjustment or change in the Purchase Price or the number of one one-hundredths of a Preferred Share issuable upon the exercise of the Rights, the Right Certificates theretofore and thereafter issued may continue to express the Purchase Price and the number of one one-hundredths of a Preferred Share which were expressed in the initial Right Certificates issued hereunder.

(k) Before taking any action that would cause an adjustment reducing the Purchase Price below one one-hundredth of the then par value, if any, of the Preferred Shares issuable upon exercise of the Rights, the Company shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable Preferred Shares at such adjusted Purchase Price.

(l) In any case in which this Section 11 requires that an adjustment in the Purchase Price be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event the issuing to the holder of any Right exercised after such record date of the Preferred Shares and other capital stock or securities of the Company, if any, issuable upon such exercise over and above the Preferred Shares and other capital stock or securities of the Company, if any, issuable upon such exercise on the basis of the

Purchase Price in effect prior to such adjustment; provided, however, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares upon the occurrence of the event requiring such adjustment.

(m) Anything in this Section 11 to the contrary notwithstanding, the Company will be entitled to make such reductions in the Purchase Price, in addition to those adjustments expressly required by this Section 11, as and to the extent that it in its sole discretion shall determine to be advisable in order that any consolidation or subdivision of the Preferred Shares, issuance wholly for cash of any Preferred Shares at less than the current market price, issuance wholly for cash of Preferred Shares or securities which by their terms are convertible into or exchangeable for Preferred Shares, dividends on Preferred Shares payable in Preferred Shares or issuance of rights, options or warrants referred to hereinabove in Section 11(b) hereafter made by the Company to holders of its Preferred Shares shall not be taxable to such stockholders.

(n) In the event that at any time after the date of this Agreement and prior to the Distribution Date, the Company shall (i) declare or pay any dividend on the shares of Common Stock  payable in shares of Common Stock or (ii) effect a subdivision, combination or consolidation of the shares of Common Stock (by reclassification or otherwise than by payment of dividends in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in any such case (x) the number of one one-hundredths of a Preferred Share purchasable after such event upon proper exercise of each Right will be determined by multiplying the number of one one-hundredths of a Preferred Share so purchasable immediately prior to such event by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately before such event and the denominator of which is the number of shares of Common Stock outstanding immediately after such event, and (y) each share of

Common Stock outstanding immediately after such event shall have issued with respect to it that number of Rights which each share of Common Stock outstanding immediately prior to such event had issued with respect to it.  The adjustments provided for in this Section 11(n) will be made successively whenever such a dividend is declared or paid or such a subdivision, combination or consolidation is effected.

(o) The exercise of Rights under Section 11(a)(ii) shall only result in the loss of rights under Section 11(a)(ii) to the extent so exercised and shall not otherwise affect the rights represented by the Rights under this Agreement, including the rights represented by Section 13.

(p) The Company covenants and agrees that, after the Distribution Date, it will not, except as permitted by Sections 23, 24 or 27 hereof, take (or permit any Subsidiary to take) any action for the purpose of which is to, or if at the time such action is taken it is reasonably foreseeable that the effect of such action is to, materially diminish or otherwise eliminate the benefits intended to be afforded by the Rights.  Any such action taken by the Company during any period after any Person becomes an Acquiring Person but prior to the Distribution Date shall be null and void unless such action could be taken under this Section 11(p) from and after the Distribution Date.

Section 12. Certificate of Adjusted Purchase Price or Number of Shares.  Whenever an adjustment is made as provided in Sections 11 and 13 hereof, the Company shall promptly (a) prepare a certificate setting forth such adjustment, and a brief statement of the facts accounting for such adjustment, (b) file with the Rights Agent and with each transfer agent for the shares of Common Stock and the Preferred Shares a copy of such certificate, and (c) mail a brief summary thereof to each holder of a Right Certificate in accordance with Section 25 hereof.

Notwithstanding the foregoing sentence, the failure by the Company to  make such certification or give such notice will not effect the validity of or the force or effect of the requirement for such adjustment period.  The Rights Agent will be fully protected in relying on any such certificate and on any adjustment contained therein and will not be deemed to have knowledge of such adjustment unless and until it will have received such certificate.

Section 13. Consolidation, Merger or Sale or Transfer of Assets or Earning Power.

(a) If, directly or indirectly, (i) the Company consolidates with, or merges with and into, any other Person, in which the Company is not the continuing or survivor corporation, (ii) any Person shall consolidate with the Company, or merge with and into the Company and the Company shall be the continuing or surviving corporation of such merger and, in connection with such merger, all or part of the shares of Common Stock of the Company shall be changed into or exchanged for stock or other securities of any other Person (or the Company) or cash or any other property, or (iii) the Company shall sell or otherwise transfer (or one or more of its Subsidiaries shall sell or otherwise transfer), in one or more transactions, assets or earning power aggregating 50% or more of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any other Person other than the Company or one or more of its wholly-owned Subsidiaries, then, and in each such case, proper provision shall be made so that (A) each holder of a Right (except as otherwise provided herein or a Right that has become void pursuant to the provisions of Section 11(a)(ii) hereof) shall thereafter have the right to receive, upon the exercise thereof at a price equal to the then current Purchase Price multiplied by the number of one one-hundredths of a Preferred Share for which a Right is then exercisable, in accordance with the terms of this Agreement and in lieu of Preferred Shares, such number of freely tradeable shares of Common Stock of such other Person (including the Company as successor thereto or as the surviving corporation), free and clear of liens, security interest, rights or calls or first refusal, encumbrances or other adverse claims, as shall equal the result obtained by (1) multiplying the then current Purchase Price by the number of one one-hundredths of a Preferred Share for which a Right is then exercisable, and dividing that product by (2) 50% of the then current per share market price of the shares of Common Stock of such other Person (determined pursuant to Section 11(d) hereof) on the date of consummation of such consolidation, merger, sale or transfer; (B) the issuer of such shares of Common Stock shall thereafter be liable for, and shall assume, by virtue of such consolidation, merger, sale or transfer, all the obligations and duties of the Company pursuant to this Agreement; (C) the term “Company” shall thereafter be deemed to refer to such issuer; and (D) such issuer shall take such steps (including, but not limited to, the reservation of a sufficient number of its shares of Common Stock in accordance with Sections 11 and 24 hereof) in connection with such consummation as may be necessary to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be, in relation to the shares of Common Stock thereafter deliverable upon the exercise of the Rights.  The Company will not consummate any such consolidation, merger, sale or transfer unless prior thereto (i) the Company and such other Person to such merger, consolidation, sale or transfer shall have executed and delivered to the Rights Agent a supplemental agreement providing for the terms set forth in this Section 13 and (ii) such other Person to such merger, consolidation, sale or transfer shall have prepared, filed and had declared and remain effective a registration statement under the Act on the appropriate form with respect to the Rights and the securities exercisable upon exercise of the Rights and further providing that, as soon as practicable after the date of any such merger, consolidation, sale or transfer of assets mentioned in Section 13(a), such other Person to such merger, consolidation, sale or transfer shall at its own expense:

(w)           cause the registration statement under the Act with respect to the Rights and the securities purchasable upon exercise of the Rights on an appropriate form to remain effective (with a prospectus at all times meeting the requirements of the Act) until the Final Expiration Date;

(x)           use its best efforts to qualify or register the Rights and the securities purchasable upon exercise of the Rights under the Blue Sky laws of such jurisdictions as may be necessary or appropriate;

(y)           list the Rights and the securities purchasable upon exercise of the Rights on each national securities exchange on which the Common Stock were listed prior to the consummation of such consolidation, merger, sale or transfer of assets or, if the Common Stock were not listed on a national securities exchange prior to the consummation of such consolidation, merger, sale or transfer of assets, on a national securities exchange; and

(z)           deliver to holders of the Rights such other Persons’ historical financial statements and each of its Affiliates that comply in all material respects with the requirements for registration on Form 10 under the Exchange Act.

The Company will not consummate any Transaction of the kind referred to in this Section 13 if at the time of such transaction (i) there are any rights, warrants, instruments or securities outstanding or any agreements or arrangements which, as a result of the consummation of such Transaction, would eliminate or substantially diminish the benefits intended to be afforded by the Rights, and (ii) the other Person to such transaction does not have a sufficient number of authorized shares of Common Stock that have not been issued or reserved for issuance to permit the exercise in full of the Rights in accordance with this Section 13.  The provisions of this Section 13 shall similarly apply to successive mergers or consolidations or sales or other transfers.

(b) Notwithstanding anything in this Agreement to the contrary, Section 13 shall not be applicable to a transaction described in subparagraphs (i) and (ii) of Section 13(a) if (i) such transaction is consummated with a Person or Persons (or a wholly owned Subsidiary of any such Person or Persons) who acquired shares of Common Stock solely pursuant to a Permitted Offer; (ii) the price per share of Common Stock offered in such transaction is not less than the price per share of Common Stock paid to all holders of Common Stock whose shares were purchased pursuant to such Permitted Offer; and (iii) the form of consideration offered in such transaction is the same as the form of consideration paid pursuant to such Permitted Offer.  Upon consummation of any such transaction contemplated by this Section 13(b), all Rights hereunder shall expire.

Section 14. Fractional Rights and Fractional Shares.

(a) The Company shall not be required to issue fractions of Rights or to distribute Right Certificates which evidence fractional Rights.  In lieu of such Fractional Rights, there shall be paid to the registered holders of the Right Certificates with regard to which such Fractional Rights would otherwise be issuable, an amount in cash equal to the same fraction of the current market value of a whole Right.  For the purposes of this Section 14(a), the current market value of a whole Right shall be the closing price of the Rights for the Trading Day immediately prior to the date on which such Fractional Rights would have been otherwise issuable.  The closing price for any day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or the American Stock Exchange or, if the Rights are not listed or admitted to trading on the New York Stock Exchange or the American Stock Exchange as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Rights are listed or admitted to trading or, if the Rights are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by NASDAQ or such other system then in use or, if on any such date the Rights are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Rights selected by the Board of the Company.  If on any such date no such market maker is making a market in the Rights, the fair value of the Rights on such date as determined in good faith by the Board of the Company shall be used.

(b) The Company shall not be required to issue fractions of Preferred Shares (other than fractions which are integral multiples of one one-hundredth of a Preferred Share) upon exercise of the Rights or to distribute certificates which evidence fractional Preferred Shares (other than fractions which are integral multiples of one one-hundredth of a Preferred Share).  Fractions of Preferred Shares in integral multiples of one one-hundredth of a Preferred Share may, at the election of the Company, be evidenced by depositary receipts, pursuant to an appropriate agreement between the Company and a depositary selected by it; provided, that such agreement shall provide that the holders of such depositary receipts shall have all the rights, privileges and preferences to which they are entitled as beneficial owners of the Preferred Shares represented by such depositary receipts.  In lieu of fractional Preferred Shares that are not integral multiples of one one-hundredth of a Preferred Share, the Company shall pay to the registered holders of Right Certificates at the time such Rights are exercised as herein provided an amount in cash equal to the same fraction of the current market value of one Preferred Share.  For purposes of this Section 14(b), the current market value of a Preferred Share shall be the closing price of a Preferred Share (as determined pursuant to the second sentence of Section 11(d)(i) hereof) for the Trading Day immediately prior to the date of such exercise.

(c) The holder of a Right by the acceptance of the Right expressly waives his right to receive any fractional Rights or any fractional shares upon exercise of a Right (except as provided above).

Section 15. Rights of Action.  All rights of action in respect of this Agreement, excepting the rights of action given to the Rights Agent under Sections 18 and 20 hereof, are vested in the respective registered holders of the Right Certificates (and, prior to the Distribution Date, the registered holders of the shares of Common Stock); and any registered holder of any Right Certificate (or, prior to the Distribution Date, of the shares of Common Stock), without the consent of the Rights Agent or of the holder of any other Right Certificate (or, prior to the Distribution Date, of the shares of Common Stock, may, in his own behalf and for his own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Company to enforce, or otherwise act in respect of, his right to exercise the Rights evidenced by such Right Certificate in the manner provided in such Right Certificate and in this Agreement.  Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Agreement and will be entitled to specific performance of the obligations under, and injunctive relief against actual or threatened violations of the obligations of any Person subject to, this Agreement.

Section 16. Agreement of Right Holders.  Every holder of a Right, by accepting the same, consents and agrees with the Company and the Rights Agent and with every other holder of a Right that:

(a) prior to the Distribution Date, the Rights will be transferable only in connection with the transfer of the shares of Common Stock, subject to the provisions of Section 11(a)(ii) hereof;

(b) after the Distribution Date, the Right Certificates are transferable only on the registry books of the Rights Agent if surrendered at the office of the Rights Agent designated for such purpose, duly endorsed or accompanied by a proper instrument of transfer;

(c) subject to Sections 6 and 7(b) hereof, the Company and the Rights Agent may deem and treat the person in whose name the Right Certificate (or, prior to the Distribution Date, the associated Common Stock certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on the Right Certificates or the associated Common Stock certificate made by anyone other than the Company or the Rights Agent) for all purposes whatsoever, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary;

(d) notwithstanding anything in this Agreement to the contrary, neither the Company nor the Rights Agent will have any liability to any holder of a Right or other Person as a result of its inability to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or an order, decree or ruling issued by a court of competent jurisdiction or by governmental, regulatory or administrative agency or commission, or any statute  rule, regulation or executive order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining performance of such obligations under this Agreement; provided, however, the Company must use its best efforts to have any such order, decree or ruling lifted or otherwise overturned as soon as possible.

Section 17. Right Certificate Holder Not Deemed a Stockholder.  No holder, as such, of any Right Certificate shall be entitled to vote, receive dividends or be deemed for any purpose the holder of the Preferred Shares or any other securities of the Company which may at any time be issuable on the exercise of the Rights represented thereby, nor shall anything contained herein or in any Right Certificate be construed to confer upon the holder of any Right Certificate, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders (except as provided in Section 25 hereof), or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by such Right Certificate shall have been exercised in accordance with the provisions hereof.

Section 18. Concerning the Rights Agent.  The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder.  The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, or expense, incurred without negligence, bad faith or willful misconduct on the part of the Rights Agent, for any action taken, suffered or omitted by the Rights Agent in connection with the execution, acceptance and administration of this Agreement and the exercise and performance hereunder of its duties, including the costs and expenses of defending against any claim of liability in the premises.

The Rights Agent shall be protected and shall incur no liability for, or in respect of any action taken, suffered or omitted by it in connection with, its administration of this Agreement in reliance upon any Right Certificate or certificate for the Preferred Shares or shares of Common Stock or for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper person or persons, or otherwise upon the advice of counsel as set forth in Section 20 hereof.

Section 19. Merger or Consolidation or Change of Name of Rights Agent.  Any corporation into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any corporation succeeding to the stock transfer or corporate trust business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor Rights Agent under the provisions of Section 21 hereof.  In case at the time such successor Rights Agent shall succeed to the agency created by this Agreement any of the Right Certificates shall have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of the predecessor Rights Agent and deliver such Right Certificates so countersigned; and in case at that time any of the Right Certificates shall not have been countersigned, any successor Rights Agent may countersign such Right Certificates either in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and in all such cases such Right Certificates shall have the full force provided in the Right Certificates and in this Agreement.

In case at any time the name of the Rights Agent shall be changed and at such time any of the Right Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Right Certificates so countersigned; and in case at that time any of the Right Certificates shall not have been countersigned, the Rights Agent may countersign such Right Certificates either in its prior name or in its changed name; and in all such cases such Right Certificates shall have the full force provided in the Right Certificates and in this Agreement.

Section 20. Duties of Rights Agent.  The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the holders of Right Certificates, by their acceptance thereof, shall be bound:

(a) The Right Agent may consult with legal counsel (who may be legal counsel for the Company), and the opinion of such counsel shall be full and complete authorization and protection to the Rights Agent as to any action taken or omitted by it in good faith and in accordance with such opinion.

(b) Whenever in the performance of its duties under this Agreement the Rights Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by any one of the Chairman of the

Board, the Chief Executive Officer, the President, any Vice President, the Treasurer or the Secretary of the Company and delivered to the Rights Agent; and such certificate shall be full authorization to the Rights Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

(c) The Rights Agent shall be liable hereunder to the Company and any other Person only for its own gross negligence, bad faith or willful misconduct.

(d) The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Right Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

(e) The Rights Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Rights Agent) or in respect of the validity or execution of any Right Certificate (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Right Certificate; nor shall it be responsible for any change in the exercisability of the Rights (including the Rights becoming void pursuant to Section 11(a)(ii) hereof) or any adjustment in the terms of the Rights (including the manner, method or amount thereof) provided for in Sections 3, 11, 13, 23 or 24, or the ascertaining of the existence of facts that would require any such change or adjustment (except with respect to the exercise of Rights evidenced by Right Certificates after receipt of the Certificate described in Section 12 hereof or has actual knowledge of such change or adjustment); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Preferred Shares to be issued pursuant to this

Agreement or any Right Certificate or as to whether any Preferred Shares will, when issued, be validly authorized and issued, fully paid and nonassessable.

(f) The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

(g) The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from any one of the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Secretary or the Treasurer of the Company, and to apply to such officers for advice or instructions in connection with its duties, and it shall not be liable for any action taken or suffered by it in good faith in accordance with instructions of any such officer or for any delay in acting while waiting for those instructions.  Any application by the Rights Agent for written instructions from the Company may, at the option of the Rights Agent, set forth in writing any action proposed to be taken, suffered or omitted to be taken by the Rights Agent under this Agreement and the date on and/or after which such action shall be taken or suffered or such omission shall be effective.  The Rights Agent shall not be liable for any action taken or suffered by, or omission of, the Rights Agent in accordance with a proposal included in any such application on or after the date specified in such application (which date shall not be less than five Business Days after the date any officer of the Company actually receives such application, unless any such officer shall have consented in writing to an earlier date) unless, prior to taking any such action (or the effective date in the case of an omission), the Rights Agent shall have received written instructions in response to such application reasonably specifying the action to be taken, suffered or omitted.

(h) The Rights Agent and any stockholder, director, officer or employee of the Rights Agent may buy, sell or deal in any of the Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Rights Agent under this Agreement.  Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or for any other legal entity.

(i) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company resulting from any such act, default, neglect or misconduct, provided reasonable care was exercised in the selection and continued employment thereof.

Section 21. Change of Rights Agent.  The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon 30 days’ notice in writing mailed to the Company and to each transfer agent of the Common Stock or Preferred Shares by registered or certified mail, and to the holders of the Right Certificates by first-class mail.  The Company may remove the Rights Agent or any successor Rights Agent upon 30 days’ notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Stock or Preferred Shares by registered or certified mail, and to the holders of the Right Certificates by first-class mail.  If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent.  If the Company shall fail to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Right Certificate (who shall, with such notice, submit his Right Certificate for inspection by the Company), then the registered holder of any Right Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent.  Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation organized and doing business under the laws of the United States or the State of Oklahoma or the state of New York (or of any other state of the United States so long as such corporation is authorized to do business in the State of Oklahoma or the State of New York), in good standing, having an office in the State of Oklahoma or the State of New York, which is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authorities and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $50 million.  After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose.  Not later than the effective date of any such appointment the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Stock or Preferred Shares, and mail a notice thereof in writing to the registered holders of the Right Certificates.  Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

Section 22. Issuance of New Right Certificates.  Notwithstanding any of the provisions of this Agreement or of the Rights to the contrary, the Company may, at its option, issue new Right Certificates evidencing Rights in such form as may be approved by its Board of the Company to reflect any adjustment or change in the Purchase Price and the number or kind or class of shares or other securities or property purchasable under the Right Certificates made in accordance with the provisions of this Agreement.

Section 23. Redemption.

(a) The Company may, at its option, upon approval by a majority of the members of the Board of the Company, at any time prior to the earlier of (i) the Distribution Date and (ii)  the Final Expiration Date, redeem all, but not less than all, of the then outstanding Rights at a redemption price of $0.01 per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the “Redemption Price”), and the Company may, at its option, pay the Redemption Price either in cash, shares of Common Stock (based on the current per share market price thereof, as determined pursuant to Section 11(d) hereof, at the time of redemption) or any other form of consideration deemed appropriate by the Board of the Company; provided that if the Company elects to pay the redemption price in shares of Common Stock, the Company will not be required to issue any fractional shares of Common Stock, and the number of shares of Common Stock issuable to each holder of Rights will be rounded down to the next whole share.   The redemption of the Rights by the Board of the Company may be made effective at such time and on such basis and with such conditions as a majority of the Board of the Company in its sole discretion may establish.

(b) Immediately upon the action of the Board of the Company ordering the redemption of the Rights pursuant to paragraph (a) of this Section 23, and without any further action and without any notice, the right to exercise the Rights will terminate and the only right thereafter of the holders of Rights will be to receive the Redemption Price.  The Company will promptly give public notice of any such redemption; provided, however, that the failure to give, or any defect in, any such notice will not affect the validity of such redemption.  Within 10 days after such action of a majority of the Board of the Company ordering the redemption of the Rights, the Company will give notice of such redemption to the Rights Agent and will mail a notice of redemption to all the holders of the then outstanding Rights at their last addresses as they appear upon the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent for the Common Stock.  Any notice which is mailed in the manner herein provided will be deemed given, whether or not the holder receives the notice.  Each such notice of redemption will state the method by which the payment of the Redemption Price will be made. Neither the Company nor any of its Affiliates or Associates may redeem, acquire or purchase for value any Rights at any time in any manner other than that specifically set forth in this Section 23 or in Section 24 hereof or in connection with the purchase of shares of Common Stock prior to the Distribution Date.

(c) The Company may, at its option, discharge all of its obligations with respect to the Rights by (i) issuing a press release announcing the manner of redemption of the Rights in accordance with this Agreement and (ii) mailing payment of the Redemption Price to the registered holders of the Rights at their last addresses as they appear on the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the Transfer Agent of the shares of Common Stock and, upon such action, all outstanding Rights and Right Certificates shall be null and void without any further action by the Company.

Section 24. Exchange.

(a) The Board of the Company may, at its option, at any time after any Person become an Acquiring Person, exchange all or part of the then outstanding and exercisable Rights (which shall not include Rights that have become void pursuant to the provisions of Section 11(a)(ii) hereof) for shares of Common Stock at an exchange ratio of one share of Common Stock per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such exchange ratio being hereinafter referred to as the “Exchange Ratio”).  Notwithstanding the foregoing, the Board of the Company shall not be empowered to effect such exchange at any time after any Person (other than any of the Excluded Persons), together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of 50% or more of the then outstanding shares of Common Stock.
(b) Immediately upon the action of the Board of the Company ordering the exchange of any Rights pursuant to subsection (a) of this Section 24 and without any further action and without any notice, the right to exercise such Rights shall terminate and the only right thereafter of a holder of such Rights shall be to receive that number of shares of Common Stock equal to the number of such Rights held by such holder multiplied by the Exchange Ratio.  The Company shall promptly give public notice of any such exchange; provided, however, that the failure to give, or any defect in, such notice shall not affect the validity of such exchange.  The Company promptly shall mail a notice of any such exchange to all of the holders of such Rights at their last addresses as they appear upon the registry books of the Rights Agent.  Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice.  Each such notice of exchange will state the method by which the exchange of the shares of Common Stock for Rights will be effected and, in the event of any partial exchange, the number of Rights which will be exchanged.  Any partial exchange shall be effected pro rata based on the number of Rights (other than Rights which have become void pursuant to the provisions of Section 11(a)(ii) hereof) held by each holder of Rights.

(c) In any exchange pursuant to this Section 24, the Company, at its option, may substitute Preferred Shares (or equivalent preferred shares, as such term is defined in Section 11(b) hereof) for Common Stock exchangeable for Rights, at the initial rate of one one-hundredth of a Preferred Share (or equivalent preferred share) for each share of Common Stock, as appropriately adjusted. If there are not sufficient shares of Common Stock or Preferred Shares issued but not outstanding, or authorized but unissued, to permit any exchange of Rights as contemplated in accordance with this Section 24, the Company shall take all such action as may be necessary to authorize additional shares of Common Stock or Preferred Shares for issuance upon exchange of the Rights.

(d) The Company will not be required to issue fractions of Common Stock or to distribute certificates which evidence fractional Common Stock.  In lieu of such fractional Common Stock, the Company shall pay to the registered holders of the Right Certificates with regard to which such fractional Common Stock would otherwise be issuable an amount in cash equal to the same fraction of the current market value of a whole share of Common Stock.  For the purposes of this paragraph (d), the current market value of a whole share of Common Stock shall be the closing price of a share of Common Stock (as determined pursuant to the second sentence of Section 11(d)(i) hereof) for the Trading Day immediately prior to the date of exchange pursuant to this Section 24.

Section 25. Notice of Certain Events.

(a) In case the Company shall propose (i) to pay any dividend payable in stock of any class to the holders of its Preferred Shares or to make any other distribution to the holders of its Preferred Shares (other than a regular quarterly cash dividend), (ii) to offer to the holders of its Preferred Shares rights or warrants to subscribe for or to purchase any additional Preferred Shares or shares of stock of any class or any other securities, rights or options, (iii) to effect any reclassification of its Preferred Shares (other than a reclassification involving only the subdivision of outstanding Preferred Shares), (iv) to effect any consolidation or merger into or with any other Person other an a Subsidiary of the Company in a transaction which complies with Section 11(p), or to effect any sale or other transfer (or to permit one or more of its Subsidiaries to effect any sale or other transfer), in one or more transactions, of 50% or more of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to, any other Person, (v) to effect the liquidation, dissolution or winding up the Company, or (vi) to declare or pay any dividend on the shares of Common Stock payable in shares of Common Stock or to effect a subdivision, combination or consolidation of the shares of Common Stock (by reclassification or otherwise than by payment of dividends in shares of Common Stock then, in each such case, the Company shall give to each holder of a Right Certificate (with a copy to the Rights Agent), in accordance with Section 26 hereof, a notice of such proposed action, which shall specify the record date for the purposes of such stock dividend, or distribution of rights or warrants, or the date on which such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution, or winding up is to take place and the date of participation therein by the holders of the shares of Common Stock and/or Preferred Shares, if any such date is to be fixed, and such notice shall be so given in the case of any action covered by clause (i) or (ii) above at least 10 days prior to the record date for determining holders of the Preferred Shares for purposes of such action, and in the case of any such other action, at least 10 days prior to the date of the taking of such proposed action or the date of participation therein by the holders of the shares of Common Stock and/or Preferred Shares, whichever shall be the earlier.

(b) If any events set forth in Section 11(a)(ii) hereof shall occur, then the Company will as soon as practicable thereafter give to each holder of a Right Certificate, in accordance with Section 26 hereof, a notice of the occurrence of such event, which notice shall describe such event and the consequences of such event to holders of Rights under Section 11(a)(ii) hereof.

Section 26. Notices.  Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Right Certificate to or on the Company shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:

LSB Industries, Inc.
16 South Pennsylvania
P.O. Box 754
Oklahoma City, Oklahoma  73101
Attention:  Corporate Secretary

with a copy to (such copy
shall not constitute notice):               Irwin H. Steinhorn, Esq.
CONNER & WINTERS, LLP
1700 One Leadership Square
211 North Robinson Avenue
Oklahoma City, OK  73102

Subject to the provisions of Section 21 hereof, any notice or demand authorized by this Agreement to be given or made by the Company or by the holder of any Right Certificate to or on the Rights Agent shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) as follows:

UMB Bank, n.a.
1010 Grand Blvd., 4th Floor
Kansas City, MO  64106
Attn: Corporate Trust
          Douglas Hare

Notices or demands authorized by this Agreement to be given or made by the Company or the Rights Agent to the holder of any Right Certificate will be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company.

Section 27. Supplements and Amendments.  Prior to the Distribution Date and subject to the terms of this Section 27, the Company may from time to time (and the Rights Agent shall, if the Company so directs) supplement or amend this Agreement without the approval of any holders of the Rights or the Right Certificates in order (i) to cure any ambiguity, (ii) to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, or (iii) shorten or lengthen any period of time hereunder or (iv) to make any other changes or amendments to the provisions contained herein or with respect to the Rights which the Company may deem necessary or desirable; provided, however, that from and after such time as any Person becomes an Acquiring Person, this Agreement shall not be amended in any manner which would adversely affect the interests of the holders of the Rights (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person).  Notwithstanding any other provision of this Section 27, and provided this Agreement may not be supplemented or amended to lengthen, pursuant to clause (iii) of the foregoing sentence, (A) a time period relating to when the Rights may be redeemed at such time as the Rights are not then redeemable or (B) any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits to, the holders of Rights.  Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 27, the Rights Agent shall execute such supplement or amendment, provided that such supplement or amendment does not adversely affect the rights or obligations of the Rights Agent under Section 18 or Section 20 of this Agreement.  Prior to the Distribution Date, the interests of the holders of Rights shall be deemed coincident with the interests of the holders of shares of Common Stock.  Notwithstanding anything in this Agreement to the contrary, no supplement or amendment shall be made which changes the redemption price or the number of Preferred Shares or shares of Common Stock for which a Right is exercisable or exchangeable.

Section 28. Successors.  All the covenants and provisions of this Agreement by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 29. Determinations and Actions by the Board of the Company.  For all purposes of this Agreement, any calculation of the number of shares of Common Stock or any other securities of the Company of which any Person is the Beneficial Owner, will be made in accordance with the last sentence of Rule 13d-3(d)(1)(i) of the General Rules and Regulations under the Exchange Act.  The Board of the Company will have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board of the Company, or the Company, or as may be necessary or advisable in the administration of this Agreement, including, without limitation, the right and power to (i) interpret the provisions of this Agreement and (ii) make all determinations deemed necessary or advisable for the administration of this Agreement (including a determination to redeem or not redeem the Rights or to amend the Agreement). All such actions, calculations, interpretations and determinations (including, for purposes of clause (y) below, all omissions with respect to the foregoing), which are done or made by the Board of the Company in good faith, will (x) be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights Certificates and all other parties and (y) not subject the Board of the Company to any liability to the holders of the Rights.

Section 30. Benefits of this Agreement.  Nothing in this Agreement shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the shares of Common Stock) any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the shares of Common Stock).

Section 31. Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 32. Governing Law.  This Agreement and each Right Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

Section 33. Counterparts.  This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 34. Descriptive Headings.  Descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 35. Effective Date.  This Renewed Rights Agreement shall become effective as of the close of business on the Existing Rights Plan Expiration Date.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested, all as of the day and year first above written.
LSB INDUSTRIES, INC.

ATTEST:
By: /s/   Jack E. Golsen
Jack E. Golsen, Chief Executive Officer
      (the “Company”)

/s/ David M. Shear
David M. Shear, Secretary

UMB BANK, N.A.

ATTEST:                                By: /s/ Douglas Hare
Douglas Hare, CCTS
Vice President
(the “Rights Agent”)

Name:  _____________________
Assistant Secretary